Exhibit 4.8

STANDBY LETTER OF CREDIT FACILITY CONTRACT

Between
BAODING TIANWEI YINGLI NEW ENERGY RESOURCES CO., LTD.
(Applicant)
and
THE BANK OF EAST ASIA (CHINA) LIMITED BEIJING BRANCH
(Issuing Bank)
Date: November 29, 2010
Executed in Beijing
Standby Letter of Credit Facility Contract (2009.9)

WHEREAS:
The Applicant (see Exhibit I) has submitted an application to the Issuing Bank (see Exhibit II) for a recycling standby letter of credit facility (“L/C Amount”) in connection with the provision of external guaranty of a financing nature by Baoding Tianwei Yingli New Energy Resources Co., Ltd. (the “Guarantee”). Upon approval by the Issuing Bank, the parties hereby agree as follows:
Article 1 Definitions
Unless otherwise defined herein, the following terms shall have the following meanings:
1.	Pledge : shall mean the following interest of the Applicant pledged by it to the Issuing bank to guarantee its performance of the obligations hereunder, in order to secure the timely payment of the debts hereunder by the Applicant: Renminbi time deposit certificates deposited by the Applicant with the Issuing Bank in an amount equal to the standby L/C Amount issued each time (the exchange rate between RMB and US dollar shall be the spot selling rate between RMB and US dollar published by the Issuing Bank on the banking day before the date on which the standby L/C has been issued), and the interest on the deposits shall be deemed as guaranty of pledge as well (, as more particularly described in the Maximum Amount Pledge Contract).

2.	Event of Default: shall mean any event or circumstance identified in Article 16 hereof.

3.	Debts: shall mean all due and undue amounts owed by the Applicant to the Issuing Bank hereunder, including the outstanding principal and interest, default interest as well as commission, attorney’s fees and other reasonable expenses incurred hereunder (such as any fees payable to third parties); and reasonable expenses incurred by the Issuing Bank for maintaining and realizing all rights under the financing documents (including, but not limited to, the litigation expenses, property preservation expenses, enforcement expenses, attorney’s fees, transportation expenses and travel expenses actually incurred). The litigation expenses, property preservation expenses and enforcement expenses shall be subject to the evidence provided by the court, and the attorney’s fees, transportation expenses and travel expenses shall be subject to the payment certificates of the lender and the relevant attorney’s fee certificates. The sums payable other than the principal and interest, shall be calculated from the overdue payment date by the Applicant (shall mean the time of payment notified by the Issuing Bank) and/or the actual occurrence of the relevant expenses (shall mean the time of advance payment made by the Issuing Bank) respectively, using the default interest rate as agree herein. The debts hereunder shall incur until the actual payment date of the Applicant, and shall be accumulated on a daily basis.

4.	Banking Day: shall mean any day on which the Issuing Bank is open for business.

5.	Year, Month and Day: shall mean the year, month and day of a calendar year.

6.	PRC Law: any law, regulation and rules of the People’s Republic of China (excluding Hong Kong, Macau and Taiwan) currently available and subsequently amended or recently enacted
Article 2 L/C Amount
1.	The amount of the standby L/C hereunder shall not exceed One Hundred Million US Dollars (USD100,000,000.00).

2.	Within the term set forth in Article 4 hereof, the Applicant may apply for the issuance of letter of credit in installments.

3.	The Issuing Bank shall have the right to unilaterally review, modify and cancel the L/C Amount.
Article 3 Purpose of Standby L/C
The Applicant hereby agrees and guarantees that the L/C Amount hereunder shall be used only for issuing the standby L/C in connection with the provision of external guaranty of a financing nature by Baoding Tianwei Yingli New Energy Resources Co., Ltd. (“Guarantee”). The final purpose shall be the repayment of offshore debts by the Guarantee.
The beneficiary of the standby L/C issued by the Issuing Bank shall be limited to The Bank of East Asia (China) Limited Singapore Branch.
In the event of any breach by the Applicant of any of the foregoing, the Applicant shall be liable for breach set forth herein.
Article 4 Term of the L/C Amount
1.	The effective term of the credit line provided by the Issuing Bank to the Applicant hereunder shall not exceed twenty five (25) months from the execution date of this Contract, with the term for each installment not exceeding thirteen (13) months. This Contract shall not be amended or terminated prior to expiration except in the following circumstances or in case of other change in provision:

(i)	Within the term of the L/C Amount, the Issuing Bank shall have the right to conduct annual review of such amount based on the credit of the Applicant or conduct interim review of such amount based on the risk control requirements of the Issuing Bank. In the event that the Issuing Bank determines to terminate the amount of L/C upon annual review or interim review, the amount hereunder shall be terminated immediately (subject to the written notice of Issuing Bank). With respect to the standby L/C that has been issued but has not expired, the Applicant shall provide the Issuing Bank with a RMB time deposit certificate in an amount equal to 100% of the L/C Amount, as security against repayment of all debts by the Applicant to the Issuing Bank.

(ii)	In the event that the Issuing Bank determines to adjust the L/C Amount set forth herein for further use by the Applicant, the Applicant shall enter into a supplemental agreement with the Issuing Bank separately with respect to the amendments to the L/C Amount set forth in this Contract (including, but not limited to, amendments to the amount and term). Based on the results of the credit review of the Applicant conducted by the Issuing Bank and the financing requirements of the Applicant, the parties hereto may enter into one or more supplemental agreements pursuant to this Contract.

2.	The term of each standby L/C of the Applicant under the L/C Amount shall be subject to the documents as approved by the Issuing Bank each time.

3.	All supplemental agreements to this Contract and all issuance documents provided by the Issuing Bank to the Applicant throughout the term of the L/C Amount shall be an integral part of this Contract, and shall have the same validity as this Contract.

4.	During the term of the L/C amount, in the event of any event of default by or attributable to the Applicant set forth in Article 16 hereof, the Issuing Bank may, based on the actual situation, reduce or cancel at any time the L/C Amount that has not been issued, and/or request the Applicant to repay immediately all debts (including the principal and interest and the relevant expenses of the issued L/C) in whole or in part.
Article 5 Interest on Advance
1.	In the event of any advance made by the Issuing Bank under the standby L/C, the Applicant shall repay the principal of and interest on such advance. The interest on the advance shall accrue from the date on which the advance has been actually made by the Issuing Bank. The interest in US dollar shall be London Interbank Offered Rate (LIBOR) +5%.

2.	Interest in HKD or GBP shall be based on 365 days per year; whereas interest in other currencies shall be based on 360 days per year, and shall be repaid on the repayment date of each advance.

Article 6 Issuance of Standby L/C
1.	The Applicant shall apply to the Issuing Bank for the issuance of a standby L/C based on the irrevocable application for the standby L/C executed by the Applicant and copies of the relevant framework agreements (“Standby L/C Framework Agreements”). The standby L/C shall be the in the form of the Standby Letter of Credit Form attached hereto as Exhibit V. The application for the issuance of the standby L/C shall be in the form of the Application Form of Standby Letter of Credit Attached hereto as Exhibit IV, and shall be filled out item by item. The irrevocable application for issuance of the standby L/C shall be received by the Issuing Bank seven (7) Banking Days prior to the issuance date of the standby L/C. Each of the issuance date and expiration date of the standby L/C shall be a Banking day.

2.	The Issuing Bank shall have the right to determine the specific issuance date during the effective term of the L/C.

3.	The effective term of the standby L/C hereunder shall be within twelve (12) months from the execution date of this Contract.
Article 7 Early Termination of the Standby L/C
1.	The Applicant may apply to the Issuing Bank for early termination of the standby L/C prior to the expiration thereof; provided that the Applicant shall give written notice of such application to the Issuing Bank at least seven (7) Banking Days in advance, and obtain written consent of the beneficiary.

2.	A new standby L/C may be reissued during the effective term of the L/C Amount with respect to the amount early terminated; provided, however that the balance of the L/C shall not exceed the L/C Amount.

3.	Commission for early termination of the standby L/C: none.
Article 8 Repayment
1.	If any sum payable becomes due on a day other than a Banking Day, such due date shall be extended to the next succeeding Banking Day.

2.	The Applicant shall go through the procedures for the repayment of principal and interest documents for the advances hereunder in accordance with relevant regulations (if necessary).

3.	The Applicant must open a Renminbi general account with the Issuant Bank. The Applicant hereby irrevocably authorizes (in the form of Exhibit III hereto) the Issuing Bank to deduct any sum due and payable by the Applicant hereunder (including, but not limited to, the circumstance in which the beneficiary of the standby L/C requests the Issuing Bank to perform the payment obligation) from the account opened by the Applicant with the Issuing Bank (including, but not limited the Renminbi general account), as more particularly described in the

Letter of Authorization for Direct Deduction. In the event of any overdraft or any increase in overdraft in such account arising out of any deduction by the Issuing Bank, the Application shall bear the relevant liability.

4.	The Applicant shall not make any set-off or counterclaim against the sum payable to the Issuing Bank. Any tax and/or charge imposed on any sum paid to the Issuing Bank by the Applicant pursuant to the current or subsequent PRC Law shall be borne by the Applicant, so as to repay the principal and the interest of advance payment in full.

5.	In the event that the amount repaid by the Applicant is not enough to cover the Debts owed by the Applicant (as defined in item 3 of Article 1), the payment shall be made based on the following order:
(i)	expenses in connection with the issuance of L/C and advance;

(ii)	interest on advance;

(iii)	principal of advance.
6.	Prior to the expiration of the guarantee term of the standby L/C, if the Issuing Bank needs to perform the payment obligation under the standby L/C, the Issuing Bank will give written notice to the Applicant, and the Applicant shall, at the request of the Issuing Bank, pay the amount claimed under the standby L/C in full to the Issuing Bank within three (3) Banking Days.
Article 9 Security Measures
1.	The Applicant shall, based on the amount of the standby L/C, pledge a RMB time deposit certificate each time in an amount equal to 100% of the L/C Amount to the Issuing Bank as security, and shall enter into the Maximum Amount Pledge Contract with the Issuing Bank.

2.	During the term of the standby L/C, in the event that the ratio between the pledged RMB time deposit and the L/C Amount is below 1:1 as a result any change in exchange rate, the Applicant shall make up for such pledged amount within three (3) Banking Days, to ensure that the amount of the time deposit is no less than 100% of the L/C Amount.
Article 10 Conditions Precedent to Issuance of L/C
Prior to the issuance of the L/C, the Applicant shall provide the Issuing Bank with the following documents and meeting the following conditions, otherwise, the Issuing Bank shall not be required to issue any standby L/C to the Applicant:
1.	a true and valid certified duplicate copy of the business license (which has passed the latest annual review), articles of association, capital verification report, organization code certificate and other organizational documents of the company.

2.	a true and valid certified copy of the board resolutions of the Applicant, approving the Applicant to apply to the issuer for the credit facility, and authorizing the execution of all documents in connection with the credit facility; a true and valid certified copy of the latest name list of the board members; the identity documents of the board members and their specimen signatures as well as the identity documents of the authorized representatives and their specimen signatures; and the identity documents of the legal representative.

3.	All legal documents in connection with this line of credit, including, but not limited to, this Contract and the Maximum Amount Pledge Contract, have been effectively executed and become legally valid.

4.	The Applicant shall open a time deposit account with the Issuing Bank, and deposit a RMB time deposit certificate in an amount equal to 100% of the amount of the standby L/C issued each time as security and complete the pledge procedures.

5.	The Applicant has provided a valid bank credit registration inquiry system loan card issued by the People’s Bank of China and its password, and the results of inquiry of the loan card has been acceptable to the Issuing Bank.

6.	The Applicant shall provide the ownership structure chart of the company affixed with the corporate seal.

7.	The issuance expenses have been converted into Renminbi at the spot selling rate on the payment date and collected.

8.	The Applicant has executed a letter of authorization, stating that if the beneficiary under the standby letter of credit requests the Issuing Bank to perform the payment obligation under the standby letter of credit, the Applicant hereby irrevocably agrees and authorizes the Issuing Bank to deduct the relevant amount directly from any account opened by the Applicant with the Issuing Bank (including time deposit account).

9.	Other documents required by the Issuing Bank.
Article 12 Other Conditions and Further Conditions
1.	Other conditions for issuance of L/C as applied by the Applicant shall be as follows:

(i)	The Applicant shall execute the letter of application to the Issuing Bank at the time applying for issuance of the letter of credit.

(ii)	The total balance of the amount of L/C issued hereunder shall not exceed the L/C Amount hereunder.

(iii)	No event of default set forth herein has actually incurred, or in the opinion of the Issuing Bank, has incurred.

(iv)	All representations and warranties of the Applicant contained in this Contract shall remain true and correct as of any issuance date.

(v)	The Applicant has paid all expenses under this Contract.

(vi)	During the term covered by the L/C Amount, without the written consent of the Issuing Bank, the Applicant shall not repay any shareholder loan before the payment of the L/C Amount.

(vii)	The Applicant shall report to the Issuing Bank all information on any affiliated transaction in an amount exceeding 10% of its net assets (including, but not limited to, the affiliated relationship between the parties to the transaction, nature of the transaction, amount of the transaction or the relevant percentage, and pricing strategy (including any transaction with no value or only nominal value)).

2.	Further conditions for issuance of L/C as applied by the Applicant shall be as follows:

(i)	A certificate shall be issued within three (3) months after the issuance of the standby L/C, certifying the final financing purpose secured by this standby L/C is in compliance with laws and regulations.

(ii)	During the effective of the L/C, the Issuing Bank shall provide the beneficiary with an audit report of the Applicant by May 31 of each year. In the event of any material adverse change in the financial condition of the Applicant, the Issuing Bank shall notify the beneficiary immediately.
Article 12 Rights and Obligations of the Issuing Bank
1.	Upon effectiveness of this Contract, the Issuing Bank shall perform the obligations and issue the standby L/C pursuant to this Contract in a timely manner.

2.	Within the scope of this Contract, the Issuing Bank shall have a right of recourse against the Applicant with respect to all creditor’s rights and obligations.

3.	The Issuing Bank shall have the right to check and supervise the use of the standby L/C, and review the relevant operation information of the Applicant; provided however that it shall not disclose any business secret of the Applicant or interfere with the normal operation activities of the Applicant.

Article 13 Representations and Warranties of the Applicant
1.	The Applicant hereby represents as follows:

(i)	It is an enterprise legal person duly established and validly existing in accordance with the PRC Law. All necessary approvals have been obtained from government authorities and are sufficient and effective.

(ii)	It has completed all approval procedures as required by the company for the execution and performance of this Contract, and has obtained sufficient authorization. The issuance of L/C hereunder does not result in any breach of any contract or agreement with any third party to which it is a party or any letter of commitment or guarantee made by it unilaterally.

(iii)	Upon execution by the parties hereto, this Contract shall become legal, valid and binding on the parties hereto. The issuance of L/C to the Applicant hereunder does not violate any law, regulation, rule or government approval document of the People’s Republic of China.

(iv)	Except as set forth in any previous written notice executed by the parties to this Contract to the Issuing Bank hereunder, there are no litigations or suits pending against (or to the knowledge of the Applicant, threatened against) the Applicant or affecting the Applicant which could affect its ability to perform this Contract before any court, arbitration organization or government administrative authority.

(v)	The relevant information provided by the Applicant to the Issuing Bank in the course of the negotiation and execution of this Contract, is true, correct and sufficient, and does not omit any misleading material fact or content.

(vi)	To the knowledge of the Applicant or as foreseen by the Applicant, there are no fact that has not been disclosed to the issuing Bank in writing which may affect its ability to perform this Contract.

(vii)	The audited financial statements provided by the Applicant to the Issuing Bank are true and accurately reflect its current financial and tax condition, with no material adverse change.

(viii)	Except as set forth in any previous executed written notice to the Issuing Bank hereunder, there has been no event of default under any contract or agreement with any third party to which it is a party (including this Contract) or any letter of commitment or guarantee made by it unilaterally which could affect its ability to repay the debts.

(ix)	The Applicant hereby undertakes and confirms: upon its receipt of the claims documents set forth in the standby L/C as provided by the beneficiary of the L/C, the Issuing Bank will exercise its absolute and final right of discretion, and determine in its sole discretion whether to make or refuse to make the payment against the claim of the beneficiary, without the prior written or oral consent of the Issuing Bank, or referring to any defense made by the Applicant against the beneficiary or any other claimer under the Framework Agreement.

(x)	The Applicant hereby undertakes and confirms: so long as the Issuing Bank makes any external payment under the standby L/C, the Applicant shall have the obligation to indemnify the Issuing Bank in full, regardless of any fraud of the beneficiary, unestablishment, ineffectiveness, invalidity, partial invalidity or revocation or discharge of the agreement under the basic transaction; and in the event of any external payment by the Issuing Bank following the expiration of the standby letter of credit as a result of any requirement by laws (including domestic and foreign laws), judgment by court, or award by arbitration authority, the Applicant is still obligated to indemnify the Issuing Bank in full.

(xi)	The Applicant hereby represents: its production and operation activities shall be in compliance with the relevant regulations of the State on energy saving and emission reduction.

2.	The Applicant hereby warrants as follows:

(i)	It shall repay the outstanding principal of and interest on the Debts and the relevant expenses in a timely manner pursuant to this Contract.

(ii)	It hereby agrees that the Issuing Bank shall reserve the right to determine whether to issue the standby L/C in its sole discretion based on the creditworthiness of the Applicant. Any failure by the Issuing Bank to issue the standby L/C as determined by the Issuing Bank shall not constitute a breach, nor shall the Issuing Bank bear any liability for breach with respect thereto.

(iii)	It shall furnish to the Issuing Bank for its review the financial statements (including the balance sheet and statement of income) prepared by an accounting firm mutually acceptable to the Issuing Bank and the Applicant through consultation and semiannual operation condition and financial reports of the company as well as the loan card that has passed the annual review, within 180 days after the end of each fiscal year.

(iv)	The Applicant shall strictly comply with and perform the terms, conditions and provisions of the articles of association of the company, and take all necessary and appropriate measures to ensure the lawful operation and existence of the Applicant.

(v)	The Applicant will strictly comply with and perform the laws and regulations of the People’s Republic of China, pay all taxes and expenses payable, and will not deduct any tax, withholding tax or make any set-off of any nature from any principal, interest, expenses or any other sum payable to the Issuing Bank for any reason.

(vi)	The Applicant will strictly comply with and perform the obligations under any contract or agreement with any third party to which it is a party, pay the sums payable and the relevant taxes and expenses in a timely manner, provide the Issuing Bank with the supporting documents evidencing the payment of the sums payable and the taxes and expenses, take necessary actions and legal measures, and maintain its legal rights and interests so as to repay the Debts hereunder.

(vii)	It shall notify the Issuing Bank immediately upon awareness of the occurrence or likely occurrence of any event of default hereunder.

(viii)	It shall immediately notify the Issuing Bank of any litigation, arbitration or dispute involving the Applicant, and from time to time, provide the Issuing Bank with the information and materials relating to such litigation, arbitration or dispute as reasonably requested by the Issuing Bank.

(ix)	It shall at all times maintain appropriate accounts and the relevant financial records, and record all complete accounts of receipts and expenditure in accordance with the accounting principles used in the People’s Republic of China.

(x)	It shall, in accordance the instructions of the Issuing Bank, immediately take such actions and measures and execute such documents as deemed necessary by the Issuing Bank, in order to enable the Issuing Bank to fully exercise the rights and interests set forth herein.

(xi)	It hereby agrees that, the Issuing Bank shall have the right to suspend the L/C Amount in the event of its failure to perform its covenant in connection with energy saving and emission reduction or in case of any outstanding energy consumption and pollution issue as deemed by the competent government authority in charge of energy saving and emission reduction.

(xii)	It hereby warrants that, it will accept the supervision and investigation by the Issuing Bank with respect to its use of the letter of credit and the relevant operation and financial activities. By giving written notice to the Applicant in advance, the designated representative of the Issuing Bank shall have the right to review the relevant operation information of the Applicant during the reasonable hours; and upon agreement by the Issuing bank and Applicant through consultation, the Issuing Bank may visit the place of business of the Applicant to supervise the operation condition and the property of the Applicant; provided, however, that it shall not disclose any business secret of the Applicant or interfere with any normal operation activity of the Applicant.

(xiii)	It shall notify the Issuing Bank of any replacement of key executives (including, but not limited to, chairman, vice chairman, general manager, director, advisor or chief accountant) in writing within fourteen (14) days. In the event of any objection to such replacement by the Issuing Bank, it may request the Applicant to repay all debts immediately.

(xiv)	It warrants that, it shall continue to own its trade name during the effective term of this Contract, and shall not change its name or registered trademarks without the consent of the Issuing Bank.

(xv)	During the term of the L/C Amount, it shall not repay any shareholder loan before the payment of the L/C Amount.

(xvi)	In the event of any contracting and leasing, joint stock system reform, joint operation, consolidation, merger, joint venture, division, decrease of registered capital, change in equity, transfer of material assets or any other action which could affect the realization of the interest of the Issuing Bank, it shall give written notice to the Issuing Bank at least 30 days in advance and obtain the written consent of the Issuing Bank, otherwise, it shall not take any of the foregoing actions prior to the payment of all debts.

(xvii)	Prior to the invalidity of the standby L/C or full payment of the Debts hereunder, without the written consent of the issuing Bank, it shall not change its enterprise name; transfer, change or decrease the registered capital of the company; or change the profit distribution and risk and loss allocation method.
Article 14 Expenses
1.	Issuance Fee: The Applicant shall pay a lump sum fee in an amount equal to 1% of the amount of each L/C to the Issuing Bank at the time of issuing the L/C.

2.	Other charges shall be collected by the Issuing Bank from the Applicant at the standard rate specified by the Issuing Bank, and the Issuing Bank reserves the right to adjust the standard rate from time to time.

3.	The Applicant shall pay the following expenses incurring or may incur in the future:

(i)	reasonable expenses incurred in connection with the negotiation, drafting, execution and notarization of this Contract, including, but not limited to, accountant fees, attorney’s fees, contract notarization fees and contract registration expenses.

(ii)	all expenses actually incurred by the Issuing Bank in connection with the realization of the creditor’s rights hereunder arising out of any breach by the Applicant, including, but not limited to, transportation expenses, litigation expense, litigation preservation expenses, enforcement fees and attorney’s fees.

(iii)	all taxes relating to this Contract, including, but not limited to, the stamp duty of the parties hereto. The Applicant shall warrants that the payment of outstanding principal, interest, costs and other expenses do not include the taxes payable as described above in whole or in part (other than those to be borne by the Issuing Bank as required by law).

4.	The Applicant shall bear all expenses incurred in connection with the negotiation and processing of documents relating to the arrangement of this credit line, regardless of whether the procedures of this Contract have been completed or not.
Article 15 Taxes
1.	The Applicant has paid all taxes payable by it as required by the laws and regulations in connection with the repayment of debts.

2.	All payments to be made by the Applicant hereunder shall be made free and clear of and without any set-off or tax deduction unless the Applicant is required by law to withhold any tax on behalf of the Issuing Bank. If the Applicant is required to withhold any tax or make any other deduction in connection with the payment of any sum hereunder, the sum payable shall be increased to the extent necessary to ensure that the Issuing Bank receives a net sum equal to the sum which it would have received had no such tax withholding or other deduction been made.
Article 16 Breach and Remedies for Breach
1.	The occurrence of any of the following events (whether attributable to the Applicant or any other person) shall constitute an event of default immediately:

(i)	The Applicant fails to pay any sum payable under this Contract or any other relevant document for more than three (3) Banking Days.

(ii)	The Applicant is in material breach of any obligation or covenant under this Contract or any relevant document under this credit line, as reasonably determined by the Issuing Bank and certified by the relevant written proof.

(iii)	The Applicant is in breach of any covenant under this Contract or any relevant document, and if such breach can be cured in reality in the opinion of the Issuing Bank or as deemed by the Issuing Bank, the Applicant fails to make a proposal for such cure or make a satisfactory cure as required by the Issuing Bank within thirty (30) days.

(iv)	Any representation or warranty made by the Applicant in this Contract, or any financial statement and report provided to the Issuing Bank, is untrue or inaccurate in any respect, or any false material has been provided or any concealment has been made with respect to any material operation or financial condition.

(v)	In the opinion of the Issuing Bank, the Applicant has breached any other relevant contract or agreement resulting in the early repayment of the debts of the Applicant hereunder.

(vi)	The Applicant has experienced (or in the opinion of the Applicant, may experience) any deterioration in financial condition or any litigation against or by it with respect to dissolution, liquidation, wind-up, bankruptcy, restructuring or reorganization, except as approved or permitted by the Issuing Bank in advance.

(vii)	The Applicant is subject to, or in the opinion of the Issuing Bank, may be subject to, wind-up or closedown.

(viii)	Any change or revocation (in whole or in part) of any authorization, approval, consent, permit, filing, registration, notarization or any other similar requirement necessary for the performance by the Applicant of any obligation under this Contract or any other relevant document, which in the opinion of the Issuing Bank could have a material adverse effect on the performance by the Applicant of the obligations hereunder or thereunder.

(ix)	The Applicant has changed the original purpose of the standby L/C in its sole discretion without the consent of the Issuing Bank, misappropriated the standby L/C or used it for any illegal or noncompliant transaction.

(x)	By virtue of a false contract with any affiliate, the Applicant discounts or pledges any note receivable, account receivable or any other credit’s right with the Issuing Bank, in exchange for funds or credit facilities.

(xi)	The Applicant refuses to accept the supervision and investigation by the Issuing Bank with respect to its use of the letter of credit and the relevant operation and financial activities.

(xii)	Any material merger, consolidation or restructuring of the Applicant, which in the opinion of the Issuing Bank could affect the safety of the creditor’s right.

(xiii)	Any intentional dodging of the creditor’s rights of the Issuing Bank by the Applicant through any affiliated transaction.

(xiv)	Any violation or possible violation by the Applicant of the Environmental Protection Law of the People’s Republic of China and the relevant environmental protection laws, regulations, rules or industrial regulations, which in the opinion of the principal could affect the safety of the creditor’s rights.

(xv)	Any failure to meet the energy saving and emission reduction goal formulated by the competent government authority in charge of energy saving and emission reduction or any energy consumption and pollution issue as deemed outstanding by the competent government authority in charge of energy saving and emission reduction.

(xvi)	The Applicant has experienced (or in the opinion of the Applicant, may experience) any seizure or freezing of material assets, any deterioration in financial condition or dissolution, liquidation, wind-up, bankruptcy, restructuring or reorganization, or any seizure or freezing of collateral/pledge, or any other circumstance which is in breach of or has an adverse effect on the performance of the guarantee contract, which in the opinion of the principal could affect the safety of the creditor’s rights.

2.	Upon occurrence of any one or more of the events described above, the Issuing Bank shall have the right request the Issuing Applicant to take active and effective measures within thirty (30) days, to eliminate and recover the losses resulting or will result from the breach by the Applicant.

3.	In the event of any breach by the Applicant, the Issuing Bank shall have the right to take the following measures in whole or in part:

(i)	cancel all amount of standby L/C unused by the Applicant immediately.

(ii)	exercise the right granted to the Issuing Bank under the guarantee described in

Article 9 hereof.

(iii)	terminate this Contract.

(iv)	without notice to the Applicant in advance, directly set-off any amount in any independent account or joint account of the Applicant with the Issuing Bank and the headquarters or any branch/sub-branch of The Bank of East Asia (China) Limited (including, but not limited to, deposits, inward/outward remittances, taxes and expenses withheld or in custody hereunder, the “Stated Amount”) against the Debts of the Applicant. In the event of any overdraft or any increase in overdraft of the Stated Amount’s account, any insufficiency of the Stated Amount to pay any debt, tax or expense to any third party, arising out of the exercise of any such right of set-off, the Applicant shall be solely responsible for all legal liabilities and consequences resulting therefrom.

(v)	take any other measure to maintain any right of the Issuing Bank under this Contract, including, but not limited to, submission of any application to a people’s court of competent jurisdiction for a reduction of the principal and interest of the letter of credit, default interest and relevant expenses from the deposit accounts opened by the Applicant with other financial institutions, and the Applicant shall not make any objection or refuse to do so for any reason.

(vi)	exercise any right under the guarantee set forth herein.

(vii)	bring any action to a court with respect to any dispute arising out of or in connection with this Contract.

4.	Upon occurrence of any event of default set forth in this Article, apart from all of its payment obligations under this Contract, the Applicant shall indemnify the Issuing Bank for any costs and losses incurred by the Issuing Bank in connection with any event of default and all relevant expenses arising out of any claim (including the attorney’s fees), pursuant to this provision.
Article 17 Waiver
No failure or delay by the Issuing Bank to exercise any right hereunder shall operate as a waiver of such right by the Issuing Bank, nor shall any single or partial exercise of such right preclude any further exercise thereof or the exercise of any other right. If any provision of this Contract is or becomes illegal, invalid or incapable of being enforced in any respect pursuant to any applicable law, the exercise of any right pursuant to any other legal document, and the legality, validity and enforceability of such provision pursuant to any other law, or of any other provision hereof pursuant to any applicable law, shall not be affected or jeopardized.
Article 18 Tolerance and Severability
1.	Tolerance

(i)	During the performance of this Contract, no indulgence, tolerance or delay or failure in exercising its rights hereunder granted by the Issuing Bank to the Applicant, shall not jeopardize, prejudice or restrict any right or interest of the Issuing Bank under this contract and the relevant laws and regulations, and shall neither be deemed as a forbearance of any breach by the Issuing Bank, nor operate as a waiver of any right of the Issuing Bank to take legal actions against any breach.

(ii)	The rights, interests and remedies of the Issuing Bank hereunder are cumulative, and the rights may be exercised concurrently or separately, and are not exclusive of any right, interest or remedy otherwise available under law.

2.	Severability

The ineffectiveness or ineffectiveness of any provision of this Contract shall not affect the effectiveness, truthfulness and enforceability of any other provision of this Contract.

Article 19 Transfer
1.	The rights and obligations of the parties hereto set forth in this Contract shall be binding upon their respective successors; provided, however, that the Applicant shall not transfer its rights and obligations under this Contract to any other party in whole or in part, without the prior written consent of the Issuing Bank.

2.	The Issuing Bank may transfer its rights and obligations under this Contract to any other party in whole or in part at any time, without the prior consent of the Applicant.
Article 20 Governing Law and Jurisdiction
1.	Governing Law

This Contract shall be governed by the Uniform Customs and Practice for Documentary Credits (UCP600), and in case there is no relevant provision, shall be governed by the law of the People’s Republic of China.

2.	Jurisdiction

(i)	Either party shall have the right to bring an action with respect to any dispute arising out of the performance of or in connection with this Contract, and the competent people’s court of the People’s Republic of China in the jurisdiction in which the Issuing Bank’s place of business is located shall have the exclusive jurisdiction.

(ii)	During the dispute resolution period, the parties to this Contract shall continue to perform other provisions of this Contract except the matters in dispute.
Article 21 Effectiveness of Contract
This Contract shall become effective from the date on which it has been executed and sealed with corporate seals by the legal representatives or authorized representatives of the Issuing Bank and the Applicant, and become null and void on the date on which all standby letters of credit hereunder have expired and the Applicant has repaid all debts hereunder.
Article 22 Notice
1.	Unless otherwise provided herein, all notices shall be in writing, and shall be deemed to have been given to the other party upon transmission by telex or fax, seven days after the letter has been mailed (including by first class mail, registered mail and courier service), or upon delivery in person

2.	Notices hereunder shall be delivered to the following address; and in the event of any change in address of either party, it shall notify the other party in writing fifteen (15) days in advance. In the event of any failure to deliver any written notice in a timely and accurate manner as a result of any failure by such party to notify the other party hereto in a timely manner, such party shall bear all relevant consequences and legal liabilities resulting therefrom.

Applicant:	Baoding Tianwei Yingli New Energy Resources Co., Ltd.

Address:

Attention:

Fax:

Tel:

Issuing Bank: The Bank of East Asia (China) Limited Beijing Branch

Address:	Unit 05 and 27/F, Building 1, 5 Guanghua Road, Chaoyang District, Beijing

Attention:

Fax:	8610-65892000

Tel:	8610-65891000
Chapter 23 Miscellaneous
1.	The headings of this Contract are for reference purposes only, and shall have no legal effect on the interpretation of this Contract.

2.	Without the written consent of the parties, no amendment shall be made to this Contract. The parties hereto may enter into a supplemental contract with respect to any matter not addressed herein separately.

3.	This Contract shall be executed in two (2) copies with each party holding one (1) copy, which shall have equal legal validity.
(END OF TEXT)

The parties hereto have carefully read, fully understood and mutually reached on all provisions of this Contract, as evidenced by the following signatures and seals:
Applicant: Baoding Tianwei Yingli New Energy Resources Co., Ltd. (Company Chop)

Authorized Representative:
(Signature)
Date: November 29, 2010
WITNESSED
By: Yafu Wang
Issuing Bank: The Bank of East Asia (China) Limited Beijing Branch (Corporate Seal)

Authorized Representative:
(Signature)
Date: November 29, 2010
(Seal of The Bank of East Asia (China) Limited Beijing Branch)

Exhibit I
Information of the Applicant
1.	Name: Baoding Tianwei Yingli New Energy Resources Co., Ltd.

2.	Registration No.: 13000040000845

3.	Registered Address: 3055 Fuxingzhong Road, High-tech Industrial Development Zone, Baoding

4.	Legal Representative: Qiang Ding

5.	Telephone No.:______________

6.	Contract Person: ______________

Exhibit II
Information of the Issuing Bank
1.	Name: The Bank of East Asia (China) Limited Beijing Branch

2.	Registration No.: 11000045003794

3.	Registered Address: Unit 05 and 27/F, Building 1, 5 Guanghua Road, Chaoyang District, Beijing

4.	Responsible: Zhiren Chen Position: President

5.	Telephone No.: 8610-65891000

Exhibit III
Letter of Authorization for Direct Deduction
File No.: ________ Date: ________
To: The Bank of East Asia (China) Limited Beijing Branch
To whom it may concern: ________
Current/Savings Account No.: ________
Account Name:
Applicant: ________
Telephone No.: ________
We hereby authorize your bank to deduct the following amounts or expenses from any of our accounts set forth above (including time deposit account), until notified otherwise:
1.	Any amount claimed under the standby letter of credit pursuant to the Standby Letter of Credit Facility Contract (No.: ________). We hereby authorizes your bank to deduct the amount claimed from any of our accounts set forth above (including time deposit account) on the date on which we shall pay such amount as set forth in the standby letter of credit agreement. In the event of any failure to make payment in a timely manner, the payment date shall be extended to the next succeeding Banking Day, until you receive the payment.

2.	Commission, interest, early cancellation fee, commitment fee, arrangement fee, annual review fee and all kinds of expenses in connection with the issuance of the standby letter of credit pursuant to the Standby Letter of Credit Facility Contract (No.: ________).

3.	Stamp duty under the Standby Letter of Credit Facility Contract (No.: ________).
We hereby undertakes to keep sufficient funds in our account set forth above, in order to ensure that you can implement the instruction set forth above.
Applicant: ________ (Seal Specimen for Account-opening)
Authorized Representative: ________
Signature: ________
Date: ________, _______

附件四

开立备用信用证申请书

APPLICATION FORM OF STANDBY LETTER OF CREDIT

致：东亚银行（中国）有限公司　　分行

To: The Bank of East Asia (China) Limited, Branch

<table>
<tr><td colspan="2">开证方式（To Be Dispatched By）：□(航空)邮递　□电传简短通知　□全文以电传通知</td></tr>
<tr><td>申请人名称及地址(Applicant Name & Address)：

被担保人名称及地址：(The Borrower Name & Address):</td><td>受益人名称及地址（Beneficiary Name & Address）：

SWIFT Code: ____________________</td></tr>
<tr><td>通知行(Advising Bank)：

SWIFT Code: ________________</td><td>金额（Amount）：</td></tr>
<tr><td colspan="2">有效期截止日及地址(Date & Place of Expiry)：</td></tr>
<tr><td colspan="2">备用信用证授信协议编号 (Standby L/C Agreement No.)：</td></tr>
<tr><td colspan="2">可否转让：□可转让　□不可转让
可否分次索偿：□可分次索偿　□不可分次索偿
索偿方式：□（航空）邮递索偿　□电传索偿</td></tr>
<tr><td colspan="2">要求下列文件（Documents Required）：</td></tr>
<tr><td colspan="2">附加条款（Other Instructions）：</td></tr>
<tr><td colspan="2">■ 除开证行以外所有费用包括索汇银行费用均由受益人负责。All charges outside issuing Bank including reimbursement charges, if any, are for account of Beneficiary.
■ 我司授权贵行从我司账户（账号：______________）扣除金额______________作为备
用信用证开证保证金。We authorize you to debit our account (Account No.______________) for the amount of ________________ as margin of this Standby L/C.</td></tr>
</table>

<table>
<tr><td colspan="2">申请人签署（Signed by Applicant）</td></tr>
<tr><td>公章（Common Seal）</td><td>授权人签署（Authorized Signature）</td></tr>
</table>

SBLC FORMAT (ALL WORDS SHOULD BE IN CAPITAL LETTERS)
MT700: ISSUE OF A DOCUMENTARY CREDIT
TO INSTITUTION (Bank SWIFT Code of Beneficiary)
(Bank Name of Beneficiary)
(Bank Address)
(Country)
PRIORITY N
27: SEQUENCE OF TOTAL
1/1
40A: FORM OF DOCUMENTARY CREDIT
IRREVOCABLE STANDBY
20: DOCUMENTARY CREDIT NUMBER
(Issuing Bank L/C No.)
31 C: DATE OF ISSUE
(YYDDMM)
40E: APPLICABLE RULES
UCP LATEST VERSION
31D: DATE AND PLACE OF EXPIRY
(YYMMDD)AT OUR COUNTRY
50: APPLICANT
(Name of Applicant)
59: BENEFICIARY
(Bank Name of Beneficiary)
(Bank Address)
(Country)
32B: CURRENCY CODE, AMOUNT
(state the currency and the amount)
41A: AVAILABLE WITH ... BY ...
(SWIFT Code of Issuing Bank)
(Name of Issuing Bank)
(Bank Address)
BY PAYMENT
42A: DRAWEE
(SWIFT Code of Issuing Bank)
(Name of Issuing Bank)
(Bank Address)
46A: DOCUMENTS REQUIRED
+BENEFICIARY’S SIGNED STATEMENT STATING THAT (Name of the Borrower) (THE

BORROWER) FAILS TO REPAY ALL OR ANY PART OF THE GUARANTEED SUM DUE OR BECOMING DUE FOR ANY REASON WHATSOEVER UNDER THE LOAN AGREEMENT NO. XXXX.
+ALL DOCUMENTS MUST INDICATE THE L/C NUMBE, DATE OF ISSUE AND NAME OF ISSUING BANK OF THIS CREDIT.
47A: ADDITIONAL CONDITIONS (any additional conditions can be added while the following conditions must be included)
+ THIS CREDIT REPRESENTS AND COVERS THE DUE AN UNPAID AMOUNT OF THE PRINCIPAL, INTEREST, FEES AND BANKING CHARGES (GUARANTEED SUM) OWED BY THE BORROWER TO BENEFICIARY.
+ ALL DOCUMENTS MUST BE PRESENTED TO AND RECEIVED BY US WITHIN THE VALIDITY OF THE CREDIT
71B: CHARGES
ALL CHARGES INCLUDING REIMBURSEMENT
CHARGES, IF ANY, ARE FOR A/C OF THE
APPLICANT
49: CONFIRMATION INSTURCTIONS
WITHOUT
78: INSTRUCTIONS TO THE PAYING/ACCEPTING/NEGOTIATING BANK (any additional instructions can be added while the following instructions must be included)
+PLEASE FORWARD DOCUMENTS TO US AT TRADE SERVICE DEPT., (Address and Post Code of the Issuing Bank) IN ONE LOT BY COURIER TOGETHER WITH YOUR CERTIFICATION THAT THE AMOUNT OF DRAWING HAD BEEN ENDORSED ON THE REVERSE SIDE HEREOF